EXHIBIT 99.1

                              SPEAR & JACKSON, INC.
                             AUDIT COMMITTEE CHARTER
              Adopted by the Board of Directors on January 20, 2005

I. Purpose

This Audit Committee charter (the "Charter") is adopted by the Board of Directors (the "Board") of Spear & Jackson, Inc. ("S&J" or the "Company") to assist the Board and the Audit Committee of the Board (the "Audit Committee") in the performance of their responsibilities.

The Audit Committee is appointed by the Board to assist the Board in discharging its oversight responsibilities relating to accounting, reporting, and financial practices of the Company and its subsidiaries by monitoring:

(1) These practices, generally.
(2) The integrity of the Company's financial statements.
(3) The Company's compliance with legal and regulatory requirements.
(4) The independent auditor's qualifications and independence and
(5) The performance of the Company's internal audit function and independent auditors.

The Audit Committee has the sole authority to appoint (subject to stockholder ratification), retain, compensate, evaluate and, where appropriate, replace the independent auditor and to approve all permissible non-audit engagements with the independent auditors. The Company's independent auditor is directly accountable to the Audit Committee and the Board, as representatives of the Company's stockholders. In addition, the Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise or assist the Audit Committee and shall receive appropriate funding, as determined by the Audit Committee, from the Company to compensate such advisors. The Audit Committee may request such special consultants, any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee. The Audit Committee may also meet with the Company's investment bankers or financial analysts who follow the Company.

II. Composition and Meetings

Composition.

The Audit Committee shall have a minimum of three directors, each of whom shall meet the experience and independence requirements of the Securities and Exchange Commission ("SEC") and applicable law. Each member of the Audit Committee shall be financially literate, as such qualification is interpreted by the Board, and at least one member of the Audit Committee shall have employment experience sufficient to qualify such member as an "audit committee financial expert," as such term is defined by rules or regulations adopted by the Securities and Exchange Commission (the "Commission") and by the NASDAQ, each as amended from time to time. The Board shall appoint the members of the Audit Committee, upon recommendation of the Nominating and Corporate Governance Committee.

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Meetings.

The Audit Committee shall meet as frequently as circumstances require, but no less than quarterly. In addition, the Audit Committee shall meet, at least quarterly, with the Company's chief financial officer, the Company's principal accounting officer and the Company's independent auditor in separate executive sessions to discuss any matters required by law to be discussed in executive session or that the Audit Committee or each of these groups believes should be discussed privately. The Audit Committee shall record minutes of each meeting.

III. Responsibilities

The Audit Committee's responsibility is oversight, and the Board recognizes that the Company's management is responsible for preparing the Company's financial statements. Additionally, the Board recognizes that the Company's management, as well as the independent auditor, have more knowledge and specific information about the Company and its financial statements and performance than do the members of the Audit Committee. Consequently, in carrying out its oversight responsibilities the Audit Committee shall not be charged with, and is not providing, any expert or special assurance as to the Company's financial statements or any professional certification as to the independent auditor's work. The Audit Committee's responsibilities shall include those set forth in this Charter as well as any specific responsibilities set forth in applicable law or any rules or regulations adopted by the Commission, the Public Company Accounting Oversight Board or the NASDAQ (the "Regulatory Standards"). If any provision of this Charter is deemed to be inconsistent with any of the Regulatory Standards so adopted, such Regulatory Standard(s) shall apply in lieu of the provision(s) of this Charter. In addition, the Audit Committee shall comply with Commission and NASDAQ requirements governing the inclusion of Audit Committee reports in the Company's proxy statements.

IV. Specific Functions

The following functions shall be the recurring activities of the Audit Committee in carrying out its oversight responsibility. These functions are set forth as a guide with the understanding that the Audit Committee may diverge from this guide to comply with any Regulatory Standards or otherwise as appropriate given the circumstances. The Audit Committee shall:

         1. Make regular reports to the Board.

         2. Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Charter will be included as an appendix to the annual stockholders' meeting proxy statement once every three years or in the next annual stockholders' meeting proxy statement after any significant amendment to the Charter.

         3. Establish a procedure for conducting an annual performance evaluation of the Audit Committee.

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         4. Create an internal audit function.

         5. Review the Company's annual audited financial statements with management and the independent auditor, including major issues regarding accounting and auditing principles and practices as well as the adequacy of internal controls that could significantly affect the Company's financial statements, including the Company's disclosures under "Management Discussion and Analysis of Financial Condition and Results of Operation."

         6. Discuss the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, giving attention to any use of "pro forma," "adjusted" or "non-GAAP financial measures."

         7. Review an analysis prepared by management and the independent auditor of significant reporting issues and judgments made in connection with the preparation of the Company's financial statements, including an analysis of
(i) the Company's critical accounting policies and practices, (ii) the effect of alternative GAAP methods on the Company's financial statements, including without limitation, the ramifications of such alternatives and the treatment preferred by the independent auditor, (iii) any other material written communications between the independent auditor and management, and (iv) a description of any transaction as to which management obtained Statement on Auditing Standards No. 50 letters.

         8. Review with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company's financial statements.

         9. Prepare the "Audit Committee Report" required by the rules of the Commission to be included in the Company's annual proxy statement.

         10. Review with management and the independent auditor the Company's quarterly financial statements prior to the release of quarterly earnings, including the results of the independent auditors' review of the quarterly financials. These discussions may be held with the Audit Committee as a whole or with the Audit Committee chair or other designated member of the Audit Committee in person or by telephone.

         11. Review major changes to the Company's auditing and accounting principles and practices as suggested by the independent auditor, principal accounting officer or management.

         12. Review with management a report on the Company's certification process for periodic reports required by applicable law. Discuss with management on a quarterly basis or as otherwise required any significant deficiencies in internal controls and any fraud involving employees of the Company who play a major role in the internal audit structure.

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         13. Select, evaluate and, where appropriate, recommend to stockholders the ratification of the appointment of the independent auditor, which firm shall be ultimately accountable to the Audit Committee and the Board.

         14. Review the experience, qualifications, performance and independence of the senior members of the independent auditor team.

         15. Obtain and review, at least annually, a report by the independent auditor describing: (1) the quality control or peer procedures of the independent auditor; (2) any material issues raised by the most recent internal quality-control review of the independent auditor or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditor, and any steps taken to deal with any such issues; (3) all relationships between the independent auditor and the Company; and (4) any other relationships that may adversely affect the independence of the auditor.

         16. Approve the fees to be paid to the independent auditor for audit services.

         17. Pre-approve the retention of the independent auditor for any permissible non-audit service and the fee for such service prior to the performance thereof. Subject to any Regulatory Standards that may be adopted from time to time, certain nonaudit services and the fees to be paid in connection therewith may be ratified and approved after the performance thereof by the Audit Committee chair or other designated member of the Audit Committee provided (1) the aggregate amount of all such non-audit services is less than five percent (5%) of the total amount of revenues paid by the Company to the independent auditor during the fiscal year in which such services are provided,
(2) such services were not recognized by the Company at the time of engagement to be non-audit services, (3) such services are promptly brought to the attention of the Audit Committee and approved, in the manner set forth above, prior to the completion of the audit and (4) the ratification of any non-audit services in this manner is disclosed in the Company's periodic reports.

         18. Receive periodic reports from the independent auditor regarding the auditor's independence consistent with Independent Standards Board Standard Number 1 or any other Regulatory Standards, discuss such reports with the auditor, consider whether the provision of non-audit services is compatible with maintaining the auditor's independence and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the independent auditor.

         19. Evaluate together with the Board, at least annually, the performance of the independent auditor and whether it is appropriate to adopt a policy of rotating independent auditors on a regular basis. If so determined by

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the Audit Committee, replace the independent auditor in accordance with such policy or applicable Regulatory Standards.

         20. Establish policies and procedures for the rotation of the Company's lead audit partner every five years or as otherwise may be required pursuant to Regulatory Standards which may be adopted from time to time.

         21. Recommend to the Board guidelines for the Company's hiring of employees of the independent auditor who were engaged in the Company's account, taking into account any applicable laws and Regulatory Standards.

         22. Discuss with the national office of the independent auditor issues on which it was consulted by the Company's audit team and matters of audit quality and consistency.

         23. Obtain from the independent auditor assurance that no illegal acts that would have a direct and material effect on the determination of financial statement amounts have been discovered in the course of the audit which would implicate Section 10A of the Securities and Exchange Act of 1934.

         24. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

         25. Establish procedures for the receipt, retention and treatment of complaints received by the Company or the Audit Committee regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

         26. Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company's response to that letter. Such review should include:

                  A. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information and any disagreements with management.

                  B. Any changes required in the planned scope of the internal audit.

                  C. The internal audit department responsibilities, budget and staffing.

         27. Review the appointment of the principal accounting officer.

         28. Meet periodically with management to review the Company's major financial risk exposures, including, without limitation, policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control such exposures.

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         29. Advise the Board with respect to the Company's policies and procedures regarding compliance with applicable laws and Regulatory Standards.

         30. Obtain reports from management, the Company's principal accounting officer and the independent auditor that the Company's subsidiary entities are in conformity with applicable legal requirements, including any Regulatory Standards, including disclosures of insider and affiliated party transactions.

         31. Review with management and the independent auditor any correspondence with regulators or governmental agencies, any such complaints received by the Company or the Audit Committee and any employee submissions or published reports which raise material issues regarding the Company's financial statements or accounting policies. Review with the Company's legal counsel any legal matters that may have a material impact on the financial statements, the Company's compliance policies and any material reports or inquiries received from regulators or governmental agencies.

CERTIFICATION

This Audit Committee Charter was duly approved and adopted by the Board of the Corporation on the 20th day of January, 2005.

/s/ John R. Harrington, Jr.
Acting Chairman

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